Exhibit 99.1
May 17, 2023
Hawkins, Inc.
2381 Rosegate
Roseville, MN 55113

Hawkins, Inc. Reports
Fourth Quarter and Fiscal Year 2023 Results

ROSEVILLE, Minn., May 17, 2023 – Hawkins, Inc. (Nasdaq: HWKN), a leading specialty chemical and ingredients company, today announced fourth quarter and full-year results for its fiscal year ended April 2, 2023.

Fourth Quarter Fiscal Year 2023 Highlights:

•Record fourth quarter sales of $228.1 million.
•Record fourth quarter diluted earnings per share (EPS) of $0.55, which was 10% higher than the same period of the prior year.
•Adjusted earnings before interest, taxes, depreciation, and amortization (adjusted EBITDA), a non-GAAP measure, of $27.0 million, a 21% increase over the same period of the prior year.
•Record fourth quarter operating cash flow allowed us to pay down $19 million in debt in the quarter.

Full-Year Fiscal Year 2023 Highlights:

•Record annual sales of $935.1 million for fiscal 2023, a 21% year-over-year increase.
•Record gross profit of $165.1 million for the year, a 13% increase over the prior year, which contributed to a 24% year-over-year increase in operating income.
•Record diluted EPS of $2.86, which was $0.42, or 17%, higher than fiscal 2022.
•Record adjusted EBITDA, a non-GAAP measure, of $119.1 million, an increase of 19% over fiscal 2022.
•Record operating cash flow of $77.4 million was $34.6 million higher than fiscal 2022.
•Ended the year with net debt of $104 million and a leverage ratio of 0.96x.
•Paid cash dividends of $0.57 per share for the year, representing an increase of 9% over the prior year. This marks the 38th consecutive year of paying a dividend.

Executive Commentary – Patrick H. Hawkins, Chief Executive Officer and President:

“For the fourth year in a row we generated record operating income, net income, diluted EPS, and adjusted EBITDA. We achieved record sales of $935 million and adjusted EBITDA of $119 million in fiscal 2023. This strong four-year run has delivered compounded EPS growth of 26% over that timeframe. Our record operating cash flow of $77 million allowed us to continue to pay down debt, with net debt of $104 million and our leverage ratio back below 1x at the end of fiscal 2023. This performance is the result of the hard work by our many employees, our innovative solutions to the opportunities that have arisen, as well as outstanding relationships with our customers and suppliers, which we never take for granted.”

Mr. Hawkins, continued, “Following a year where we saw 30% revenue growth in fiscal 2022, we delivered further revenue growth of 21% in fiscal 2023. Sales in our Industrial and Water Treatment segments increased over the prior year, driven by higher selling prices as a result of higher raw material input costs, as well as our Water Treatment acquisitions in fiscal 2022. Nearly half of the year-over-year growth in our Industrial segment came from our higher-margin food ingredient and pharmaceutical product lines. As we anticipated, sales in our Health and Nutrition segment were relatively flat year over year, as consumer demand for health and immunity products declined from the COVID-bump high, and as our customers work through excess inventory. Largely because of continued raw material cost increases, we recorded a negative LIFO impact of $18.5 million in fiscal 2023, nearly $3 million higher than what we recorded in fiscal 2022. In the last two years, we have been impacted negatively by LIFO in the amount of $34.3 million. Despite this, we recorded net income of $60 million and record EPS of $2.86, both higher than the prior year by 17%.”

Mr. Hawkins continued, "We are extremely proud of what we have accomplished over the past year, and over the past several years. As we look to fiscal 2024, we expect to see continued top and bottom-line growth in our Water Treatment segment because of the investments and acquisitions we have made in that segment. With our expanding geographic footprint, we believe we are well-positioned to continue to see growth in Water Treatment for the foreseeable future. We are cautiously optimistic about our Industrial segment, but we believe economic pressures will continue to weigh on many of our customers and impact demand. In Health and Nutrition, we expect the decline we saw in the latter half of fiscal 2023 to continue through much of fiscal 2024. With the diversity of our businesses and the overall strength of our Company, we believe we will continue to generate strong operating cash flow and will continue to pay down debt during fiscal year 2024."

Fourth Quarter and Fiscal Year Financial Highlights:

NET INCOME

For the fourth quarter of fiscal 2023, the Company reported net income of $11.6 million, or $0.55 per diluted share, compared to net income for the fourth quarter of fiscal 2022 of $10.6 million, or $0.50 per diluted share.

For the full year, the Company reported record net income of $60.0 million, or $2.86 per diluted share, compared to net income for fiscal 2022 of $51.5 million, or $2.44 per diluted share.

REVENUE

For the fourth quarter of fiscal 2023, sales were $228.1 million, an increase of $5.2 million, or 2%, from sales of $223.0 million a year ago, driven primarily by increased selling prices. Fiscal 2022 included an additional week, which we estimated to add approximately $17.5 million in additional sales in the fourth quarter of that year. Industrial segment sales increased $0.3 million, or less than 1%, to $117.7 million for the fourth quarter, as compared to $117.4 million for the same period a year ago. The increase in sales was driven by increased selling prices on many of our products driven by higher costs on many of our raw materials. We estimated the additional week in fiscal 2022 added approximately $10.0 million in additional sales in the Industrial segment in the fourth quarter of that year. Water Treatment segment sales increased $11.4 million, or 19%, to $71.4 million for the fourth quarter, as compared to $60.0 million for the same period a year ago. Sales increased as a result of increased selling prices on many of our products driven by higher costs on many of our raw materials as well as increased sales of our products. We estimated the additional week in fiscal 2022 added approximately $4.0 million in additional sales in the Water Treatment segment in the fourth quarter of that year. Health and Nutrition segment sales decreased $6.5 million, or 14%, to $39.1 million for the fourth quarter, as compared to $45.6 million for the same period a year ago. Decreased sales of our specialty distributed products more than offset an increase in sales of our manufactured products. We estimated the additional week in fiscal 2022 added approximately $3.5 million in additional sales in the Health and Nutrition segment in the fourth quarter of that year.

For fiscal 2023, Industrial segment sales were $470.8 million, an increase of 22% from fiscal 2022 sales of $386.9 million. Water Treatment segment sales were $304.9 million for the year, an increase of 34% over last year’s sales of $228.1 million. Sales for our Health and Nutrition segment were $159.4 million in fiscal 2023, a decrease of less than 1%, from fiscal 2022 sales of $159.5 million. We estimated the additional week in fiscal 2022 added approximately $17.5 million in additional sales in that year.

GROSS PROFIT

Company-wide gross profit for fiscal 2023 increased $18.6 million, or 13%, to $165.1 million, or 18% of sales, from $146.5 million, or 19% of sales, for the same period of the prior year. During fiscal 2023 and fiscal 2022, the LIFO reserve increased, and gross profits decreased, by $18.5 million and $15.8 million, respectively, primarily due to rising raw material costs. We estimated the additional week in fiscal 2022 added approximately $3.6 million in additional gross profit in that year.

Gross profit for the Industrial segment increased $8.5 million, or 14%, to $68.1 million, or 14% of sales, for fiscal 2023, from $59.6 million, or 15% of sales, for fiscal 2022. During fiscal 2023 and fiscal 2022, the LIFO reserve increased, and gross profits decreased, by $12.3 million and $10.4 million, respectively, primarily due to rising raw material costs. Gross profit increased as a result of the increase in sales, partially offset by the unfavorable year-over-year impact of the increased LIFO reserve. We estimated the additional week in fiscal 2022 added approximately $1.9 million in additional gross profit in our Industrial segment that year.

Gross profit for the Water Treatment segment increased $12.6 million, or 23%, to $67.2 million, or 22% of sales, for fiscal 2023, from $54.6 million, or 24% of sales, for fiscal 2022. During fiscal 2023 and fiscal 2022, the LIFO reserve increased, and gross profits decreased, by $6.2 million and $5.4 million, respectively, primarily due to rising raw material costs. Gross profit increased as a result of the increase in sales. We estimated the additional week in fiscal 2022 added approximately $1.0 million in additional gross profit in our Water Treatment segment in that year.

Gross profit for the Health and Nutrition segment decreased $2.5 million, or 8%, to $29.8 million, or 19% of sales, for fiscal 2023, from $32.3 million, or 20% of sales, for fiscal 2022. Gross profit decreased as a result of a product mix shift. We estimated the additional week in fiscal 2022 added approximately $0.7 million in additional gross profit in our Health and Nutrition segment in that year.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative ("SG&A") expenses increased $1.7 million to $77.0 million, or 8% of sales, for fiscal 2023 from $75.3 million, or 10% of sales, for fiscal 2022. Included in SG&A expenses for the current fiscal year was a gain of approximately $3.0 million related to the sale of certain assets related to our consumer bleach packaging business. In addition, a year-over-year compensation expense of $0.5 million related to our non-qualified deferred compensation plan reduced SG&A expenses, with the offset in Other Expense. In spite of these decreases in SG&A expense, expenses increased primarily due to the added costs from the acquired business in our Water Treatment segment and increased wages. We estimated the additional week in fiscal 2022 added approximately $1.0 million in additional SG&A expense in that year.

ADJUSTED EBITDA

Adjusted EBITDA, a non-GAAP financial measure, is an important performance indicator and a key compliance measure under the terms of our credit agreement. An explanation of the computation of adjusted EBITDA is presented below. Adjusted EBITDA for the three months ended April 2, 2023 was $27.0 million, an increase of $4.7 million, or 21%, from adjusted EBITDA of $22.3 million for the same period in the prior year. Full-year adjusted EBITDA was $119.1 million, an increase of $19.4 million, or 19%, from adjusted EBITDA of $99.7 million for fiscal 2022. The increase was due to the impact of improved gross profits discussed above.

INCOME TAXES

Our effective tax rate was approximately 27.3% for fiscal 2023 and 26.3% for fiscal 2022. The effective tax rate is impacted by projected levels of annual taxable income, permanent items, and state taxes. The current year increase in the effective tax rate was primarily driven by unfavorable book to tax LIFO differences.

About Hawkins, Inc.

Hawkins, Inc. was founded in 1938 and is a leading specialty chemical and ingredients company that formulates, distributes, blends and manufactures products for its Industrial, Water Treatment, and Health & Nutrition customers. Headquartered in Roseville, Minnesota, the Company has 51 facilities in 25 states and creates value for its customers through superb customer service and support, quality products and personalized applications. Hawkins, Inc. generated $935 million of revenue in fiscal 2023 and has approximately 850 employees. For more information, including registering to receive email alerts, please visit www.hawkinsinc.com/investors.

Reconciliation of Non-GAAP Financial Measures
We report our consolidated financial results in accordance with U.S. generally accepted accounting principles (GAAP). To assist investors in understanding our financial performance between periods, we have provided certain financial measures not computed according to GAAP, including adjusted EBITDA. This non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies.
Management uses this non-GAAP financial measure internally to understand, manage and evaluate our business and to make operating decisions. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provides a more complete understanding of the factors and trends affecting our financial condition and results of operations.

We define adjusted EBITDA as GAAP net income adjusted for the impact of the following: net interest expense resulting from our net borrowing position; income tax expense; non-cash expenses including amortization of intangibles, depreciation, and charges for the employee stock purchase plan and restricted stock grants; and non-recurring items of income or expense, if applicable.

Adjusted EBITDA	Three Months Ended		Fiscal Year Ended
(In thousands)	April 2, 2023	April 3, 2022	April 2, 2023	April 3, 2022
Net income (GAAP)	$11,613	$10,577	$60,041	$51,542
Interest expense	1,376	409	5,234	1,404
Income tax expense	5,904	3,864	22,541	18,437
Amortization of intangibles	1,677	1,758	6,924	6,462
Depreciation expense	5,390	4,512	20,516	17,667
Non-cash compensation expense	1,061	1,111	3,825	3,818
Non-recurring acquisition expense	—	73	—	369
Adjusted EBITDA	$27,021	$22,304	$119,081	$99,699

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per-share data)

	Three Months Ended		Fiscal Year Ended
	April 2, 2023	April 3, 2022	April 2, 2023	April 3, 2022
	(unaudited)
Sales	$228,145	$222,973	$935,098	$774,541
Cost of sales	(192,420)	(186,654)	(769,979)	(628,021)
Gross profit	35,725	36,319	165,119	146,520
Selling, general and administrative expenses	(17,242)	(21,110)	(76,969)	(75,326)
Operating income	18,483	15,209	88,150	71,194
Interest expense, net	(1,376)	(409)	(5,234)	(1,404)
Other income (expense)	410	(359)	(334)	189
Income before income taxes	17,517	14,441	82,582	69,979
Income tax expense	(5,904)	(3,864)	(22,541)	(18,437)
Net income	$11,613	$10,577	$60,041	$51,542

Weighted average number of shares outstanding-basic	20,850,454	20,887,460	20,848,077	20,947,234
Weighted average number of shares outstanding-diluted	21,024,649	21,078,783	21,014,905	21,135,258

Basic earnings per share	$0.56	$0.51	$2.88	$2.46
Diluted earnings per share	$0.55	$0.50	$2.86	$2.44

HAWKINS, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per-share data)

	April 2, 2023	April 3, 2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7,566	$3,496
Trade accounts receivables, net	129,252	122,826
Inventories	88,777	94,985
Prepaid expenses and other current assets	6,449	6,431
Total current assets	232,044	227,738
PROPERTY, PLANT, AND EQUIPMENT:
Land	16,344	16,640
Buildings and improvements	134,901	118,369
Machinery and equipment	125,970	114,763
Transportation equipment	56,328	43,968
Office furniture and equipment	11,210	10,315
	344,753	304,055
Less accumulated depreciation	158,950	142,209
Net property, plant, and equipment	185,803	161,846
OTHER ASSETS:
Right-of-use assets	10,199	10,606
Goodwill	77,401	77,401
Intangible assets, net	73,060	80,193
Deferred compensation plan asset	7,367	6,783
Other	4,661	2,761
Total other assets	172,688	177,744
Total assets	$590,535	$567,328
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable — trade	$53,705	$66,693
Accrued payroll and employee benefits	17,279	19,034
Current portion of long-term debt	9,913	9,913
Income tax payable	3,329	39
Other current liabilities	6,645	5,787
Total current liabilities	90,871	101,466
LONG-TERM DEBT	101,731	115,644
LONG-TERM LEASE LIABILITY	8,687	9,143
PENSION WITHDRAWAL LIABILITY	3,912	4,276
DEFERRED COMPENSATION LIABILITY	9,343	8,402
DEFERRED INCOME TAXES	23,800	23,422
OTHER LONG-TERM LIABILITIES	2,175	2,374
Total liabilities	240,519	264,727
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Common shares; authorized: 60,000,000 shares of $0.01 par value; 20,850,454 and 20,889,777 shares issued and outstanding for 2023 and 2022, respectively	209	209
Additional paid-in capital	44,443	46,717
Retained earnings	302,424	254,384
Accumulated other comprehensive income	2,940	1,291
Total shareholders’ equity	350,016	302,601
Total liabilities and shareholders’ equity	$590,535	$567,328

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	Fiscal Year Ended
	April 2, 2023	April 3, 2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$60,041	$51,542
Reconciliation to cash flows:
Depreciation and amortization	27,440	24,129
Operating leases	1,971	1,899
Loss (gain) on deferred compensation assets	334	(189)
Deferred income taxes	(232)	(1,501)
Stock compensation expense	3,825	3,818
(Gain) loss from asset disposals	(2,950)	452
Other	87	93
Changes in operating accounts (using) providing cash, net of acquisitions:
Trade receivables	(6,389)	(30,526)
Inventories	4,717	(30,034)
Accounts payable	(11,596)	25,138
Accrued liabilities	(737)	2,723
Lease liabilities	(1,958)	(1,907)
Income taxes	3,290	214
Other	(443)	(3,014)
Net cash provided by operating activities	77,400	42,837
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant, and equipment	(48,321)	(28,512)
Acquisitions	—	(21,546)
Proceeds from asset disposals	7,091	302
Net cash used in investing activities	(41,230)	(49,756)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(12,001)	(11,056)
New shares issued	2,008	1,772
Shares surrendered for payroll taxes	(1,550)	(1,467)
Shares repurchased	(6,557)	(8,545)
Payments for debt issuance costs	—	(287)
Payments on senior secured revolving loan	(59,000)	(15,000)
Borrowings on senior secured revolving loan	45,000	42,000
Net cash (used in) provided by financing activities	(32,100)	7,417
NET INCREASE IN CASH AND CASH EQUIVALENTS	4,070	498
CASH AND CASH EQUIVALENTS - beginning of year	3,496	2,998
CASH AND CASH EQUIVALENTS - end of year	$7,566	$3,496
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION-
Cash paid during the year for income taxes	$19,485	$19,726
Cash paid for interest	4,759	1,197
Noncash investing activities - Capital expenditures in accounts payable	2,340	3,733

HAWKINS, INC.
REPORTABLE SEGMENTS (UNAUDITED)
(In thousands)

	Industrial	Water Treatment	Health and Nutrition	Total

Fiscal Year Ended April 2, 2023:
Sales	$470,760	$304,925	$159,413	$935,098
Gross profit	68,115	67,208	29,796	165,119
Selling, general, and administrative expenses	25,703	35,734	15,532	76,969
Operating income	42,412	31,474	14,264	88,150

Fiscal Year Ended April 3, 2022:
Sales	$386,938	$228,133	$159,470	$774,541
Gross profit	59,606	54,571	32,343	146,520
Selling, general, and administrative expenses	28,127	31,357	15,842	75,326
Operating income (loss)	31,479	23,214	16,501	71,194

Forward-Looking Statements. Various remarks in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those relating to consumer demand for products containing our ingredients and the impacts of those demands, expectations for results in our business segments and the timing of our filings with the Securities and Exchange Commission. These statements are not historical facts, but rather are based on our current expectations, estimates and projections, and our beliefs and assumptions. Forward-looking statements may be identified by terms, including “anticipate,” “believe,” “can,” “could,” “expect,” “intend,” “may,” “predict,” “should,” or “will” or the negative of these terms or other comparable terms. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Actual results may vary materially from those contained in forward looking statements based on a number of factors, including, but not limited to, changes in regulation, changes in the labor markets, changes in competition and price pressures, changes in demand and customer requirements or processes for our products, availability of product and disruptions to supplies, interruptions in production resulting from hazards, transportation limitations or other extraordinary events outside our control that may negatively impact our business or the supply chains in which we participate, changes in imported products and tariff levels, the availability of products and the prices at which they are available, the acceptance of new products by our customers and the timing of any such acceptance, and changes in product supplies. Additional information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended April 3, 2022, as updated from time to time in amendments and subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date hereof. We do not undertake any obligation to update any forward-looking statements.

Contacts:    Jeffrey P. Oldenkamp
Executive Vice President and Chief Financial Officer
612/331-6910
ir@HawkinsInc.com